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                                                                      EXHIBIT 11

                         VIRAGEN, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

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                                                             Three Months Ended                     Six Months Ended
                                                                December 31,                           December 31,
                                                       -------------------------------       -------------------------------
                                                           2000               1999               2000               1999
                                                       ------------       ------------       ------------       ------------
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES         94,205,688         75,660,622         92,622,864         74,268,192
                                                       ============       ============       ============       ============

NET LOSS                                               $ (3,033,652)      $ (2,509,570)      $ (4,706,468)      $ (5,372,099)
     Deduct required dividends on convertible
     preferred stock, Series A                                  663                663              1,325              1,325
     Deduct required dividends on redeemable
     preferred stock, Series I                                   --                482                 --              2,699
                                                       ------------       ------------       ------------       ------------

LOSS ATTRIBUTABLE TO COMMON STOCK                      $ (3,034,315)      $ (2,510,715)      $ (4,707,793)      $ (5,376,123)
                                                       ============       ============       ============       ============

BASIC AND DILUTED LOSS PER
     COMMON SHARE
     after deduction for required dividends
       on convertible preferred stock                  $      (0.03)      $      (0.03)      $      (0.05)      $      (0.07)
                                                       ============       ============       ============       ============

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